EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2004, except for Note E, as to which the date is March 19,2004, accompanying the consolidated financial statements and schedule included in the Annual Report of Acura Pharmaceuticals, Inc. (formerly, Halsey Drug Co., Inc.) and Subsidiaries on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in this Registration Statement of Acura Pharmaceuticals, Inc. on Form S-8, pertaining to the 1998 Stock Option Plan.

/s/ GRANT THORNTON LLP
New York, New York
March 24, 2005